                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              PLX Technology, Inc.
            ---------------------------------------------------------
                                (Name of Issuer)

                    Common Stock (par value $0.001 per share)
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                    693417107
           ----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
           ----------------------------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(1)      NAME OF REPORTING PERSON:  Shaker Investments, Inc.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:

                  34-1690700

         -------------------------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                      (a) [ ]
                                                                                (b) [ ]

(3)      SEC USE ONLY

         -------------------------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

         Ohio

         -------------------------------------------------------------------------------------------------

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                  (5)      SOLE VOTING POWER:

                           559,970

                           -------------------------------------------------------------------------------
                  (6)      SHARED VOTING POWER:

                           None

                           -------------------------------------------------------------------------------
                  (7)      SOLE DISPOSITIVE POWER:

                           559,970

                           -------------------------------------------------------------------------------
                  (8)      SHARED DISPOSITIVE POWER:

                           None

                           -------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         559,970

         -------------------------------------------------------------------------------------------------


         Pursuant to Section 240.13d-4 of the Act, the filing of this Schedule 13G shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this Schedule 13G.

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:          [ ]




(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

         2.4% (See Note 1)

         -------------------------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON:

         CO

         -------------------------------------------------------------------------------------------------


*Note 1: This percentage is based on 23,250,700 shares of common stock (par value $0.001 per share) outstanding as of September 30, 2001 as reported in the Form 10-Q of PLX Technology, Inc. for the quarter ended September 30, 2001.

                               (end of cover page)



(1)      NAME OF REPORTING PERSON:  Shaker Management, Inc.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:

                  34-1911119

         -------------------------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                      (a) [ ]
                                                                                (b) [ ]

(3)      SEC USE ONLY

         -------------------------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

         Ohio

         -------------------------------------------------------------------------------------------------

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                  (5)      SOLE VOTING POWER:

                           1,009,135

                           -------------------------------------------------------------------------------
                  (6)      SHARED VOTING POWER:

                           None

                           -------------------------------------------------------------------------------
                  (7)      SOLE DISPOSITIVE POWER:

                           1,009,135

                           -------------------------------------------------------------------------------
                  (8)      SHARED DISPOSITIVE POWER:

                           None

         -------------------------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         1,009,135

         -------------------------------------------------------------------------------------------------
         Pursuant to Section 240.13d-4 of the Act, the filing of this Schedule 13G shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this Schedule 13G.

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:          [ ]





(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

         4.3% (See Note 1)

         -------------------------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON:

         CO

         -------------------------------------------------------------------------------------------------


*Note 1: This percentage is based on 23,250,700 shares of common stock (par value $0.001 per share) outstanding as of September 30, 2001 as reported in the Form 10-Q of PLX Technology, Inc. for the quarter ended September 30, 2001.


                               (end of cover page)



(1)      NAME OF REPORTING PERSON:  Shaker Investments Management, L.P.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:

                  34-1844062

         -------------------------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                      (a) [ ]
                                                                                (b) [ ]

(3)      SEC USE ONLY

         -------------------------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware

         -------------------------------------------------------------------------------------------------

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                  (5)      SOLE VOTING POWER:

                           0

                           -------------------------------------------------------------------------------
                  (6)      SHARED VOTING POWER:

                           None

                           -------------------------------------------------------------------------------
                  (7)      SOLE DISPOSITIVE POWER:

                           0

                           -------------------------------------------------------------------------------
                  (8)      SHARED DISPOSITIVE POWER:

                           None

                           -------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         0

         -------------------------------------------------------------------------------------------------
         Pursuant to Section 240.13d-4 of the Act, the filing of this Schedule 13G shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this Schedule 13G.

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:          [ ]






(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

         0.0% (See Note 1)

         -------------------------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON:

         PN

         -------------------------------------------------------------------------------------------------



*Note 1: This percentage is based on 23,250,700 shares of common stock (par value $0.001 per share) outstanding as of September 30, 2001 as reported in the Form 10-Q of PLX Technology, Inc. for the quarter ended September 30, 2001.


                               (end of cover page)


ITEM 1(a)                  NAME OF ISSUER:

                           PLX Technology, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           870 Maude Avenue
                           Sunnyvale, California  94085

ITEM 2(a)                  NAME OF PERSONS FILING:

                           Shaker Investments, Inc.
                           Shaker Management, Inc.
                           Shaker Investments Management, L.P.

ITEM 2(b)                  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

                           One Chagrin Highlands
                           2000 Auburn Drive, Suite 300
                           Cleveland, Ohio  44122

ITEM 2(c)                  CITIZENSHIP:

                           See Item 4 of cover pages.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock (par value $0.001 per share)

ITEM 2(e)                  CUSIP NUMBER:

                           693417107

ITEM 3.                    IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
                           240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER
                           THE PERSON FILING IS A:

         (a)      [ ]      BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT;

         (b)      [ ]      BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT; INSURANCE COMPANY
                           AS DEFINED IN SECTION 3(a)(19) OF THE ACT;

         (c)      [ ]      INSURANCE COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT OF 1940;

         (d)      [ ]      INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT OF 1940;

         (e)      [ ]      AN INVESTMENT ADVISER IN ACCORDANCE WITH
                           SECTION 240.13d-1(b)(1)(ii)(E);

         (f)      [ ]      AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
                           WITH SECTION 240.13d-1(b)(1)(ii)(F);



         (g)      [ ]      A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE
                           WITH SECTION 240.13d-1(b)(1)(ii)(G);

         (h)      [ ]      A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE FEDERAL
                           DEPOSIT INSURANCE ACT;

         (i)      [ ]      A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                           INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT
                           COMPANY ACT OF 1940;

         (j)      [X]      GROUP, IN ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(J).

ITEM 4.                    OWNERSHIP.

                           (a)      AMOUNT BENEFICIALLY OWNED: See Item 9 of cover pages.

                           (b)      PERCENT OF CLASS: See Item 11 of cover pages.

                           (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                                 (i)        SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                            See Item 5 of cover page as to each reporting person. As a group, the reporting persons have sole voting power
                                            over 1,569,105 shares or 6.7%of the outstanding shares.
                                            (See Note 1 of cover pages.)

                                (ii)        SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                            None.

                               (iii)        SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                            See Item 7 of cover page as to each reporting person. As a group, the reporting persons have sole dispositive power
                                            over 1,569,105 shares or 6.7% of the outstanding shares.
                                            (See Note 1 of cover pages.)

                                (iv)        SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                            None.

ITEM 5.                    OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [ ].




ITEM 6.            OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

                   Each reporting person exercises discretionary authority as an investment adviser on behalf of various clients none of which to the best of the knowledge of each reporting person holds more than five percent of the class of securities.

ITEM 7.            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                   ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                   COMPANY.

                   Not Applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Each reporting person is a member of the group that is filing this
                   Schedule 13G pursuant to Section 240.13d-1(b)(1)(ii)(J). Each member of the group is an investment adviser in accordance with
                   Section 240.13d-1(b)(1)(ii)(E). The members of the group are described in Exhibit 99.1 to this Schedule 13G.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not Applicable.

ITEM 10.           CERTIFICATION.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

                   SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief,
                   I certify that the information set forth in this statement is true, complete and correct.




                                  Date:   February 1            , 2002
                                        ------------------------

                                  SHAKER INVESTMENTS, INC.

                                    /s/ Edward P. Hemmelgarn
                                  --------------------------------------------
                                  Signature
                                  Name:   Edward P. Hemmelgarn
                                  Title:  President

                                  SHAKER MANAGEMENT, INC.

                                    /s/ Edward P. Hemmelgarn
                                  --------------------------------------------
                                  Signature
                                  Name:   Edward P. Hemmelgarn
                                  Title:  President

                                  SHAKER INVESTMENTS
                                  MANAGEMENT, L.P.

                                  By: Shaker Investments Management,
                                      L.L.C., its general partner

                                      By:   /s/ Edward P. Hemmelgarn
                                         -------------------------------------
                                         Signature
                                      Name:  Edward P. Hemmelgarn
                                      Title: Managing Member

EXHIBIT INDEX


NUMBER           DESCRIPTION OF DOCUMENT


Exhibit 99.1 Members of the Group (filed with original Schedule 13G filed on February 8, 2001).

Exhibit 99.2    Joint Filing Agreement among Shaker Investments, Inc.,
                Shaker Management, Inc. and Shaker Investments Management, L. P. dated February 6, 2001 (filed with original Schedule 13G filed on February 8, 2001).